Sprott ESG Gold ETF

Exhibit 99.1

Press Release

Sprott Asset Management Announces Liquidation of Its ESG Gold ETF

TORONTO, Sept. 20, 2023 - Sprott Asset Management LP ("Sprott Asset Management") announced today that it will liquidate and close its Sprott ESG Gold ETF (NYSE Arca: SESG) (the “Fund”) following a review of its fund offerings.

The last day the Fund will accept creation and redemption orders is November 9, 2023, and trading in the Fund will be halted prior to market open on November 10, 2023.

ETF Name	Ticker	Last Day of Trading	Liquidation Date
Sprott ESG Gold ETF	SESG	11/9/2023	11/17/2023

Beginning on November 10, 2023, the Fund will no longer be traded on NYSE, and there will be no secondary market for Fund shares. On or about November 10, 2023, the Fund will begin the process of liquidating its portfolio and will no longer be managed in accordance with its investment objectives. Any shareholders remaining in the Fund will have their shares redeemed at net asset value on or about November 17, 2023.

About Sprott Asset Management LP

Sprott Asset Management is a wholly-owned subsidiary of Sprott Inc. (“Sprott”). Sprott is a global leader in precious metal and energy transition investments. We are specialists. Our in-depth knowledge, experience and relationships separate us from the generalists. Our investment strategies include Exchange Listed Products, Managed Equities and Private Strategies. Sprott has offices in Toronto, New York and Connecticut. For more information, please visit www.sprott.com.

Investor contact information:

Glen Williams
Managing Partner
Investor and Institutional Client Relations;
Head of Corporate Communications
(416) 943-4394
gwilliams@sprott.com